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                                                                    EXHIBIT 5.4

PARTRIDGE SNOW & HAHN LLP                         180 SOUTH MAIN STREET
Counselors at Law                                 PROVIDENCE, RI 02903-7120
                                                  401-861-8200, FAX 401-861-8210


                                22 November 2004




The Jean Coutu Group (PJC) Inc.
530 Beriault Street
Longueuil, Quebec, Canada J4G 1S8

MC Woonsocket, Inc.
PJC of Rhode Island, Inc.
PJC of Cranston, Inc.
PJC of East Providence, Inc.
PJC of West Warwick, Inc.
50 Service Road
Warwick, Rhode Island 02886



              Re: Registration Statement on Forms F-10, S-4 and F-4


Ladies and Gentlemen:

     This opinion is furnished to you at your request in connection with a Registration Statement on Forms F-10, S-4 and F-4 (the "Registration Statement") to be filed by The Jean Coutu Group (PJC) Inc., a corporation formed under the laws of Quebec ( "Parent"), INTER ALIA, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of (i) $350,000,000 aggregate principal amount of 7 5/8% Senior Notes due 2012 of Parent (the "Senior Notes"), (ii) $850,000,000 aggregate principal amount of 8 1/2% Senior Subordinated Notes due 2014 of Parent (the "Senior Subordinated Notes") and (iii) guarantees of Parent's obligations thereunder by the direct and indirect subsidiaries of Parent, including, without limitation, each of MC Woonsocket, Inc., a Rhode Island corporation, PJC of Rhode Island, Inc., a Rhode Island corporation, PJC of Cranston, Inc., a Rhode Island corporation, PJC of East Providence, Inc., a Rhode Island corporation, and PJC of West Warwick, Inc., a Rhode Island corporation (respectively, the "Senior Guarantee" and the "Senior Subordinated Guarantee"). MC Woonsocket, Inc., PJC of Rhode Island, Inc., PJC of Cranston, Inc., PJC of East Providence, Inc., and PJC of West Warwick, Inc. are sometimes referred to herein collectively as the "Rhode Island Subsidiaries."

     We have acted as special counsel for you in connection with the Senior Guarantee and the Senior Subordinated Guarantee as undertaken by the Rhode Island Subsidiaries. We have examined signed copies of the Registration Statement and all Exhibits thereto as filed with the Commission. We have also examined and relied upon minutes of meetings of the stockholders and the Board of Directors


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The Jean Coutu Group (PJC) Inc. ET AL.
22 November 2004
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of each of the Rhode Island Subsidiaries as provided by you, copies of the
Articles of Incorporation and By-Laws of each of the Rhode Island Subsidiaries, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

     In connection with this opinion, we have made such investigation of law and such other inquiries as we consider necessary to enable us to express our opinion as to the matters set forth below. We have examined and relied upon certain instruments, documents, letters, and records with respect to the information shown or contained therein. In the course of our investigation, examination, and inquiry, we have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals from which such copies were made.

     We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Rhode Island and the federal laws of the United States of America. To the extent that the laws of any other jurisdiction govern any of the matters as to which we are opining herein, we have assumed, with your permission and without independent investigation, that such laws are identical to the state laws of the State of Rhode Island, and we are expressing no opinion herein as to whether such assumption is reasonable or correct. We are expressing no opinion as to the enforceability of any provision of the Senior Guarantee or the Senior Subordinated Guarantee that purports to select the laws by which it is to be governed.

     The opinions expressed herein are subject to the following qualifications, limitations, and exceptions: (1) The enforceability and performance of the Senior Guarantee and the Senior Subordinated Guarantee may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws and interpretations thereof, now or hereafter in effect, which affect the rights and remedies of creditors generally; (b) rules of equity and other matters within the discretion of a court affecting the enforcement of obligations generally, including without limitation the availability of the remedy of specific performance; (c) duties and standards imposed by statutory or decisional law on creditors and parties to contracts generally, such as obligations of good faith, fair dealing, and commercial reasonableness; (d) the doctrine of equitable subordination, state fraudulent conveyance statutes,
Section 548 of the United State Bankruptcy Code, or similar laws relating to the rights of creditors and parties to leases and contracts generally; and (e) certain laws and judicial decisions not expressly excepted herein which may limit or void the enforceability of certain rights or remedies provided for in the Senior Guarantee and the Senior Subordinated Guarantee, which laws and decisions, in our opinion, do not make the rights and remedies provided for in the Senior Guarantee and the Senior Subordinated Guarantee, taken as a whole, inadequate for the practical realization of the principal benefits thereof.

     Based upon and subject to the foregoing, we are of the opinion that the Senior Guarantee and the Senior Subordinated Guarantee have been duly authorized by, and are the binding obligations of, each of the Rhode Island Subsidiaries.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Senior Notes, the Senior Subordinated Notes, the Senior Guarantees and the Senior Subordinated Guarantee while the Registration Statement is in effect.

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes,


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The Jean Coutu Group (PJC) Inc. ET AL.
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rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                Very truly yours,

                                (signed) Partridge, Snow & Hahn, LLP